EXHIBIT 5

[HORGAN, ROSEN, BECKHAM & COREN, L.L.P. LETTERHEAD]

July 1, 2005

Board of Directors
FCB Bancorp
1100 Paseo Camarillo
Camarillo, California 93010

     Re: Registration Statement on Form S-4

Dear Members of the Board:

     We have acted as counsel to FCB Bancorp, a California corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-4 of the Company (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of shares of common stock and stock options of the Company (collectively, the “Shares”), issuable pursuant to the Plan of Reorganization and Merger Agreement, dated as of May 19, 2005 (the “Merger Agreement”), by and between the Company, First California Bank (the “Bank”) and FCB Merger Corp., whereby each share of common stock of the Bank will be exchanged for one share of the Company’s common stock and each outstanding stock option granted under the Bank’s stock option plan will be exchanged for one stock option under the Company’s stock option plan pursuant to the terms set forth in the Merger Agreement.

     In connection with this opinion, we have considered such questions of law as we have deemed necessary as a basis for the opinions set forth below, and we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Registration Statement; (ii) the Articles of Incorporation and Bylaws of the Company, as currently in effect; (iii) certain resolutions of the Board of Directors of the Company relating to the issuance of the Shares and the other transactions contemplated by the Registration Statement; (iv) the Merger Agreement; and (v) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

     Based upon the foregoing, we are of the opinion that:

          (i) when issued in exchange for shares of common stock of the Bank pursuant to the terms of the Merger Agreement and when the Registration Statement has become effective under the Securities Act, the shares of common stock of the Company will be validly issued, fully paid and non-assessable.

          (ii) when issued in exchange for stock options of the Bank pursuant to the terms of the Merger Agreement and when the Registration Statement has become effective under the Securities Act, the stock options of the Company will be legal, valid and binding obligations of the Company, in accordance with their terms; and

          (iii) when and if issued upon the exercise of stock options of the Company in accordance with the terms thereof and as described in the Registration Statement, the shares of the Company’s common stock will be validly issued, fully paid and non-assessable.

     The law covered by the opinion set forth above is limited to the laws of the state of California and the federal law of the United States of America.

     We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement and to the reference to our name under the caption “Validity of Common Stock” in the Proxy Statement/Prospectus constituting a part of the Registration Statement.

Very truly yours,
/s/ HORGAN, ROSEN, BECKHAM & COREN, L.L.P.
HORGAN, ROSEN, BECKHAM & COREN, L.L.P.